Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS ANNOUNCES 2008 STRATEGIC PLAN
            The strategic plan is designed to maximize cash flows from FUZEON, while also advancing TRI-1144 to a value-creating milestone
            Research and development functions to be eliminated

MORRISVILLE, N.C.-- Dec. 10, 2007--Trimeris, Inc. (NASDAQ: TRMS) today announced its strategic plan for 2008 that is designed to maximize cash flows from FUZEON while also advancing TRI-1144 to a value-creating milestone.

The Company plans to file an Investigational New Drug application ("IND") for TRI-1144, the Company's next-generation fusion inhibitor, as well as plans to initiate and complete a single ascending dose (SAD) Phase I clinical trial for TRI-1144 in the first half of the year.

In connection with the 2008 plan, Trimeris has immediately implemented a program to reduce the Company's workforce. Following the completion of the Phase I SAD study for TRI-1144, the Company expects that it will no longer staff any research or development functions. As a result, total operating expenses, excluding restructuring costs, are expected to be in the range of $10.0 million to $14.0 million in 2008, down from approximately $21.0 to $23.0 million in 2007.

"While market conditions and the significant risks involved in research and development have required the company to shift strategic direction, Trimeris still possesses significant financial assets that include substantial cash and revenue streams from the sale of FUZEON in collaboration with Roche," said Martin Mattingly, Chief Executive Officer of Trimeris.

"In addition, we believe that TRI-1144 has the potential to be a valuable product for the treatment of HIV. We look forward to generating human data by filing an IND in the first quarter of 2008 followed shortly by a Phase I clinical trial. During this transition period we will evaluate a full range of options for maximizing shareholder value, including strategic transactions."

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

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